UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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TESSERA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
TUDOR BROWN
GEORGE CWYNAR
THOMAS LACEY
GEORGE RIEDEL
DONALD STOUT

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein,  has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of stockholders of Tessera Technologies, Inc., a Delaware corporation.

On April 17, 2013, Starboard Value LP issued the following press release:

STARBOARD FILES DEFINITIVE PROXY MATERIALS TO ELECT SIX HIGHLY QUALIFIED DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS OF TESSERA TECHNOLOGIES AT UPCOMING ANNUAL MEETING

Delivers Letter Urging Shareholders to Vote the WHITE Proxy Card Today to Support the Best and Most Qualified Slate of Directors to Lead Tessera on the Right Path Forward

NEW YORK, NY – April 17, 2013 – Starboard Value LP (together with its affiliates, “Starboard”), one the largest shareholders of Tessera Technologies, Inc. (NASDAQ:TSRA) (“Tessera” or the “Company”) with approximately 7.6% of the outstanding common stock of the Company, announced today that it has filed definitive proxy materials with the Securities and Exchange Commission in connection with the Company’s 2013 Annual Meeting and has delivered a letter to the shareholders of Tessera.

Starboard is urging shareholders to elect its six highly qualified nominees, Tudor Brown, George Cwynar, Peter A. Feld, Tom Lacey, George Riedel and Don Stout, to serve on the Company’s board of directors at the upcoming 2013 Annual Meeting.

The full text of the letter follows:

April 17, 2013

Dear Fellow Tessera Technologies Shareholders:

It is Time for a New Plan and a New Board at Tessera

Our Interests Are Directly Aligned with ALL Shareholders

Vote the WHITE Proxy Card Today to Support the Best and Most Qualified Slate of Directors to Oversee Tessera

Starboard Value LP, together with its affiliates (“Starboard”), currently owns approximately 7.6% of the outstanding common shares of Tessera Technologies, Inc. (“Tessera” or the “Company”), making us one of the Company’s largest shareholders.  Over the past eighteen months, we have been working hard on behalf of all Tessera shareholders to push for value enhancing changes that we believe are required in order to realize full and fair value for all Tessera shareholders.  For most of this time, our efforts to effect positive change at Tessera have been purposely frustrated by ongoing manipulation of Tessera’s corporate governance machinery and our recommendations for value-enhancing initiatives have been largely ignored.  With the 2013 Annual Meeting (the “Annual Meeting”) now just one month away and the Company at a critical juncture in light of recent events and historically poor performance, Tessera’s shareholders finally have the opportunity to elect a new set of directors to lead Tessera on the right path forward.

We have nominated a slate of six individuals for election at the Annual Meeting who we believe are highly-qualified, have the requisite skill sets that are directly relevant to Tessera’s businesses, and are truly independent. We believe the election of this new slate of director nominees is crucial to Tessera’s success, as it has become increasingly clear to us, and we believe to many of you as well, that Tessera is broken and its current business plan has failed.  In the Company’s core IP business (“IP”), revenues have declined over the past three years while expenses have ballooned.  In the Company’s DigitalOptics business (“DOC”), the Company has repeatedly failed to achieve its stated performance goals despite heavy spending and new revenue streams have proven elusive.  DOC is hemorrhaging cash and swift action must be taken to preserve and unlock value in this business venture.

Collectively, our director nominees have superior credentials to those of the Company’s nominees and backgrounds that are directly relevant to both of Tessera’s business units.  Our director nominees have also been working diligently in conjunction with Starboard and our advisors to create a new business plan for Tessera that we strongly believe will result in dramatically improved financial results.  The development of this plan is well underway and we expect to share further details of this plan in an extensive Investor Presentation within the next two weeks.  The basic, preliminary tenets of the plan include:

•	Refocusing Tessera on becoming a “technology licensing” company, NOT a “research and design” company;

•	Realizing the full licensing value of Tessera’s current patent assets across multiple industries through expanded licensing and assertion efforts;

•
Evaluating partnerships for DOC that would allow Tessera to exit the design, manufacturing, and sales responsibilities for these products while retaining upside through equity ownership or per unit royalties;

•	Retaining DOC intellectual property and beginning a licensing effort to realize revenues from this valuable portfolio;

•	Exploring industry partnerships and small tuck-in acquisitions to expand on Tessera’s core intellectual property assets in order to grow revenue and extend the life of the portfolio;

•	Reducing costs significantly across all functional areas of Tessera, including IP, DOC, and corporate overhead;

•	Delivering improved revenue growth and achieving best-in-class EBITDA margins of up to 60% to 70% in the medium to long-term; and

•	Returning excess capital to shareholders through a combination of increased quarterly dividends, special dividends, and share buyback programs.

The nominees we have proposed for election at the Annual Meeting have what it takes to successfully oversee the execution of these aggressive plans and to return Tessera to prominence.  Each of these nominees was carefully selected based upon his specific expertise in areas pertinent to Tessera, his track record of prior performance, and his true independence from current and former members of Tessera’s management and the Board.  This new slate is the result of a thorough two-month search process utilizing our internal network of relationships as well as a tier one executive search firm.  The result was five truly remarkable candidates, four of whom we had no contact with prior to the start of our search.  Additionally, if elected, I plan to serve on the Board as a representative of one of Tessera’s largest shareholders.  Our non-Starboard nominees include:

Tudor Brown was one of the founding members and until May 2012, President and Board Member of ARM Holdings plc, a publicly-traded, semiconductor IP and software design company based in Cambridge, UK, where he served in various positions over a career of more than twenty years.  ARM Holdings plc currently has a market value of nearly $20 billion and is one of the most successful semiconductor IP licensing companies in the world.  Prior to our search for Tessera director candidates, Starboard had no previous relationship with Mr. Brown.

George Cwynar is the former President, Chief Executive Officer, and Board Member of MOSAID Technologies Incorporated, a Canadian-based leading designer and licensor of memory technology, and supplier of memory test systems to major semiconductor companies worldwide. During his tenure at MOSAID, Mr. Cwynar managed the delicate balance between intellectual property licensing and product sales.  He is uniquely positioned to understand the complications Tessera faces by participating in both the semiconductor IP licensing business and technology components business.  Prior to our search for Tessera director candidates, Starboard had no previous relationship with Mr. Cwynar.

Thomas Lacey previously served as the President of Flextronics International’s Components Division, now Vista Point Technologies, from which Tessera acquired camera module manufacturing assets integral to its DOC business segment. Mr. Lacey has a broad knowledge of the technology components business and is uniquely qualified due to his specific knowledge of elements of Tessera’s DOC business. Earlier in his career, Mr. Lacey held various management and executive positions at Intel Corporation for 13 years, including Vice President Sales and Marketing, President of Intel Americas, and Vice President and General Manager, Flash Products. Starboard initially met Mr. Lacey through its investment in Phoenix Technologies, a former Starboard portfolio company, where he was hired to be the CEO.  Following the sale of Phoenix Technologies, Starboard recommended Mr. Lacey for a board opportunity at a current Starboard portfolio company, DSP Group.  Mr. Lacey is a current director of DSP Group.

George A. Riedel previously served in various positions with Nortel Networks Corporation, where he led the sale/restructuring of various carrier and enterprise business units, and later on, led the effort to monetize the company’s remaining 6,500 patents and patent applications, culminating in the sale of its patent portfolio for $4.5 billion to a consortium which included several of the leading technology companies in the world. This is one of the largest single transactions for intellectual property ever completed. Prior to our search for Tessera director candidates, Starboard had no previous relationship with Mr. Riedel.

Donald E. Stout is a senior partner at the law firm of Antonelli, Terry, Stout & Kraus, LLP, where his legal practice has involved all facets of intellectual property licensing, litigation, and general patent work. Mr. Stout co-founded NTP Inc., a very successful patent holding company for which he prepared the original patents and managed its patent litigation strategy, and currently serves as its Chief Strategist. Prior to our search for Tessera director candidates, Starboard had no previous relationship with Mr. Stout.

In stark contrast to the exemplary credentials of our proposed nominees, the Company’s slate appears to have been hastily constructed, and we believe is poorly equipped to oversee and govern Tessera.  The Company’s nominees include three legacy directors, Richard Hill, David Nagel, and Timothy Stultz, and three newly-appointed directors, John Chenault, John Miner, and Christopher Seams.

With respect to the legacy directors, Dr. Nagel has been on the Board since September 2005, during which period Tessera’s stock price has declined by over 40% despite a 50% increase in the S&P 500, representing underperformance of greater than 90%1.  We question why Dr. Nagel deserves to be nominated for re-election in light of the Company’s dismal performance during his tenure and the limited relevance of his background to Tessera’s current businesses.  Messrs. Hill and Stultz joined the Board approximately eight months ago and while not to blame for the many years of terrible performance at Tessera, they are responsible, in part, for the Board’s recent poor decision-making, including:
____________________
1 David Nagel joined the board of Tessera on September 7, 2005.  Performance numbers are based on total returns including all dividends from the closing price on September 6, 2005 to April 12, 2013.

•
The Company’s manipulation of its corporate governance mechanics in delaying the Annual Meeting to two months after the anniversary of last year’s annual meeting, and thereby preventing shareholders from exerting their rights to elect directors on a timely basis and during a critical time for the Company;

•
The Board’s acceptance of the resignations of former directors Goodrich and Rivette following the serious and alarming accusations made in their resignation letter regarding former Chairman Robert Boehlke, when just weeks later the Board replaced Mr. Boehlke as Chairman and decided not to nominate him for re-election to the board;

•
The Board’s public statement of unanimous support for the Company’s former CEO, Dr. Robert Young, when only weeks later the Board replaced him as CEO and decided not to nominate him for re-election to the Board;

•
The Company’s entirely discretionary and excessive award to former CEO Young of (i) $1.3 million in a lump-sum cash “separation” payment; and (ii) a two-year consulting arrangement with the Company allowing all of his vested equity awards to remain exercisable for that period.  We estimate the value of this extension to be in excess of $300,000 based on a Black-Scholes calculation.  In return for these payments and extensions, Dr. Young has agreed to vote in favor of the Company’s slate at the Annual Meeting;

•	The Company’s continued poor financial performance, bloated costs, missed expectations, and minimal reactionary measures taken to date to improve results; and

•	The Board’s appointment of three new directors who appear to have minimal relevant experience, and two of whom have ties to Interim CEO and Executive Chairman Hill.

With respect to the newly-appointed directors on the Company’s slate, none of them has directly relevant experience in IP licensing or imaging technology components businesses.  Tessera is primarily an IP licensing company, yet these individuals have backgrounds in semiconductor capital equipment, venture capital, and semiconductor products.  How does that make any sense?    In the Company’s proxy materials, the Company states; “The three new independent directors, Messrs. Chenault, Miner and Seams, were each recommended to the Board and the Nominating Committee by Michael Reich & Associates, a third party search firm.”   Yet, a review of their backgrounds reveals that Mr. Chenault served in several roles under Interim CEO and Executive Chairman Hill at Novellus for more than ten years prior to his retirement in 2005, and Mr. Miner currently serves on the board of LSI Corp alongside Mr. Hill.  Are we really expected to believe that these individuals with past ties to Mr. Hill and who clearly lack directly relevant business experience just happened to be identified by this third party search firm as the best candidates available?  We cannot see this as a coincidence and seriously question the qualifications of Messrs. Chenault, Miner, and Seams and the process by which they were appointed to the Board.

Looking at the Company’s slate in totality, there is an alarming lack of relevant experience in Tessera’s businesses.  Not a single candidate has run an IP licensing business, is a patent attorney, has direct experience in imaging technology components, or owns a material stake in Tessera. When given the opportunity to hand-pick three new directors, the Board appears to have chosen individuals close to Interim CEO and Executive Chairman Hill instead of individuals with the necessary experience to turn the Company around.  This apparent consolidation of power under Mr. Hill is reminiscent of the problematic behaviors that kept the former Board from re-examining its failed strategies despite years of terrible performance under the leadership of former Chairman Boehlke.

Despite our steadfast view that the slate of nominees we have proposed is better, more qualified, and more independent than the Company’s slate, we recognize that a certain amount of continuity on the Board may be beneficial.  For this reason, our nominees have expressed their willingness to expand the Board to consider adding back up to two incumbent directors and, once a new permanent CEO has been appointed to succeed Mr. Hill, to add the Company’s new permanent CEO to the Board.  We believe this would allow Tessera to move forward under the leadership of new, well-qualified directors, while ensuring continuity at the Company.

Ultimately, we are encouraged that, as a result of our ongoing involvement and the pressure of the pending election contest, the Company finally agrees that it is time for substantial changes to the Company’s management, Board, and strategic direction.  However, our work here has just begun.  The steps taken to date fall well short of the actions necessary to put Tessera back on track for long-term value creation.

The next step should be for the Company’s shareholders to elect the best possible slate of director nominees at the Annual Meeting to oversee and govern Tessera going forward.  We do not view this contest as being about “majority” or “control.”  Instead, it is about which group of director nominees is most qualified to lead Tessera through the transition away from its failed strategies and back on the path towards value creation.

Now it is up to Tessera’s shareholders to choose the best individuals to lead the Company forward.  We ask that each of you review the qualifications of the two respective slates of director nominees and determine for yourself whom you believe is most qualified to represent your interests on the Board.  As one of Tessera’s largest shareholders, we believe the choice is clear.

Our interests are directly aligned with yours, and we continue to believe that there is significant value to be realized at Tessera. Starboard has a long history of investing in undervalued and underperforming public companies and identifying and executing on opportunities to unlock value for the benefit of all shareholders.  We want what is best for Tessera and its shareholders and will endeavor to represent all of our interests in the boardroom in order to protect and maximize value.

VOTE FOR A NEW PLAN AND A NEW BOARD AT TESSERA

PLEASE SIGN, DATE, AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY

We look forward to your support at the Annual Meeting.

    Best Regards,

    /s/ Peter A. Feld

    Peter A. Feld
    Managing Member
    Starboard Value

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720